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                                   Exhibit 2.2

                             Stock Option Agreement,
                           dated as of March 31, 1998
                           between HUBCO (as grantee)
                              and IBSF (as issuer)

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                             STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of March 31, 1998, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), and IBS Financial Corp., a New Jersey corporation and registered savings and loan holding company ("IBSF").

                                   BACKGROUND

                  WHEREAS, HUBCO and IBSF, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which IBSF will be merged with and into HUBCO (the "Merger"); and

                  WHEREAS, HUBCO has advised IBSF that it will not execute the Merger Agreement unless IBSF executes this Agreement; and

                  WHEREAS, the Board of Directors of IBSF has determined that the Merger Agreement provides substantial benefits to the shareholders of IBSF; and

                  WHEREAS, as an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, IBSF desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of IBSF in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and IBSF, intending to be legally bound hereby, agree:

                  1. Grant of Option. IBSF hereby grants to HUBCO an option to purchase 2,700,000 shares of common stock, $.01 par value, of IBSF (the "Common Stock") at a price of $18.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:


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                A person or group (as such terms are defined in the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

                a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 15% of the then outstanding shares of Common Stock; or

                b. enters into a letter of intent or an agreement, whether oral or written, with IBSF pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with IBSF, (ii) acquire all or a significant portion of the assets or liabilities of IBSF, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock; or

                c. makes a filing with any bank or thrift regulatory authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for
(i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, IBSF or any other business combination involving IBSF, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of IBSF called to vote on the Merger and IBSF's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, IBSF willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

                The term "Triggering Event" also means the taking of any material direct or indirect action by IBSF or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, inviting, encouraging or soliciting any proposal (other than from HUBCO or an affiliate of HUBCO) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of IBSF, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                The term "significant portion" means 25% of the assets or liabilities of IBSF. The term "significant number" means 15% of the outstanding shares of Common Stock.

                "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over IBSF or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.



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                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent (including any filing, approval or consent required under the rules and regulations of the National Association of Securities Dealers, Inc.) necessary for IBSF to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  IBSF shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by IBSF shall not be a condition to the right of HUBCO to exercise the Option. IBSF will not take any action which would have the effect of preventing or disabling IBSF from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to IBSF (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUBCO will make payment to IBSF of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by IBSF; (b) IBSF will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through IBSF, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                           The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to IBS Financial Corp., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

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                  No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, IBSF shall, if necessary for the resale of the Option or the Option Shares by HUBCO, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as HUBCO shall specify in its request, and IBSF shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective, and provided further that IBSF shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to IBSF delivers to IBSF and to HUBCO (which is reasonably acceptable to HUBCO) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that IBSF may delay any registration of Option Shares above for a period not exceeding 90 days in the event that IBSF shall in good faith determine that any such registration would adversely effect an offering of securities by IBSF for cash. HUBCO shall provide all information reasonable requested by IBSF for inclusion in any registration statement to be filed hereunder.

                  In connection with such filing, IBSF shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by IBSF in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for IBSF and blue sky fees and expenses shall be paid by IBSF. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, IBSF shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and IBSF will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that IBSF will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless IBSF to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or


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supplement thereto; and HUBCO will reimburse IBSF for any legal or other expense reasonably incurred by IBSF in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of IBSF with another entity, or any sale of all or substantially all of the assets of IBSF, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of HUBCO and IBSF will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking, and IBSF agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of IBSF. IBSF hereby represents and warrants to HUBCO as follows:

                      a. Due Authorization. IBSF has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by IBSF.

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                      b. Authorized Shares. IBSF has taken and, as long as the
Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                      c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of IBSF or any agreement, instrument, judgment, decree or order applicable to IBSF.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against IBSF for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUBCO is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by HUBCO in connection therewith.

                  11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

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                  If to HUBCO:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, New Jersey  07430
                           Attention: Mr. Kenneth T. Neilson
                                      President and Chief Executive Officer


                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey  07932-0950
                           Attention: Ronald H. Janis, Esq.
                                      Michael W. Zelenty, Esq.

                  If to IBSF:

                           IBS Financial Corp.
                           The Operations Center
                           1909 E. Route 70
                           Cherry Hill, New Jersey  08003
                           Attention: Joseph M. Ochman, Sr.
                                      Chairman, President and Chief
                                      Executive Officer

                  With a copy to:

                           Elias, Matz, Tiernan & Herrick L.L.P.
                           The Walker Building, 12th Floor
                           734 15th Street, N.W.
                           Washington, D.C.  20005
                           Attention: Gerald F. Heupel, Jr.


or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may


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waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                 17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                 IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                                IBS FINANCIAL CORP.


                                By: /s/ Joseph M. Ochman, Sr.
                                    -------------------------------------
                                    Joseph M. Ochman, Sr.
                                    Chairman, President and Chief
                                       Executive Officer


                                HUBCO, INC.


                                By: /s/ Kenneth T. Neilson
                                    -------------------------------------
                                    Kenneth T. Neilson,
                                    President & Chief Executive Officer





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